UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported:  June 4, 2010)

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including  Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Items.

                As previously disclosed in our Report on Form 10-Q for the period ended March 31, 2010, our Mexican subsidiary, Innophos Fosfatados, S. A. de C.V., had pending an appeal in an intermediate court on a “Fresh Water Claims” case involving a potential liability to the Mexican National Waters Commission, or CNA, of approximately $24.0 million.  In an opinion received May 26, 2010, the Eighth Collegiate Court of Administrative Matters denied our subsidiary’s appeal. After review of the decision, counsel has advised that the constitutional claims in the case continue to have merit, and we have determined to appeal them to the Mexican Supreme Court.  However, the Collegiate Court’s adverse rulings on the other defenses previously raised in the case are final.  We have been informed that, while an appeal is pending, any potential collection actions by CNA in this case automatically will be stayed.

                As noted in our prior filings, we are fully indemnified against contingent liability arising from the Fresh Water Claims by Rhodia, Inc and affiliates under our 2004 agreement by which we acquired our Mexican business from those companies. Our indemnification right has been confirmed by a final decision of New York State’s highest court, the Court of Appeals.

                Management has re-evaluated the contingent liability from the Fresh Water Claims in light of the recent decision and the merits of the issues being appealed to the Mexican Supreme Court.  It has concluded that the contingent liability remains reasonably possible, but is not probable, and that, therefore, no accrual is warranted at this time.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ William N.Farran
Name: William N. Farran Title: Vice President & General Counsel

Dated: June 4, 2010